UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

             Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934.

                                                     Commission File No. 1-13699

                                RAYTHEON COMPANY
             (Exact name of registrant as specified in its charter)

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                                 141 Spring St.
                            Lexington, Massachusetts
                                 (781) 862-6600
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                Class A Common Stock, $0.01 par value per share
                Class B Common Stock, $0.01 par value per share
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            (Title of each class of securities covered by this Form)

                                  Common Stock
                          8.25% Equity Securities Units
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       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  |X|       Rule 12h-3(b)(1)(i)  |X|
            Rule 12g-4(a)(1)(ii) |_|       Rule 12h-3(b)(1)(ii) |_|
            Rule 12g-4(a)(2)(i)  |_|       Rule 12h-3(b)(2)(i)  |_|
            Rule 12g-4(a)(2)(ii) |_|       Rule 15d-6           |_|
            Rule 12h-3(b)(2)(ii) |_|


Approximate number of holders of record as of the certification or notice date:0 Pursuant to the requirements of the Securities Exchange Act of 1934, Raytheon Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 16, 2001                      RAYTHEON COMPANY

                                         By: /s/ John W. Kapples
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                                             John W. Kapples
                                             Vice President and Secretary